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                                  OMB APPROVAL
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                                                  OMB Number           3236.0287
                                                  Expires:    September 30, 1998
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Weinberg                         Serge
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   (Last)                           (First)             (Middle)

   c/o Pinault-Printemps-Redoute
   18, Place Henri Bergson
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                                    (Street)

   Paris                            France              75381
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Brylane Inc./BYL
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   06/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ]   Form filed by one Reporting Person

   [   ]   Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          06/12/98       P               2,000       (A)    $47      8,570,617**    D
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

** Mr. Weinberg purchased 2,000 shares of common stock of Brylane Inc. ("Common
   Stock") on June 12, 1998. REDAM LLC ("REDAM"), a wholly owned subsidiary of Pinault-Printemps-Redoute S.A. ("PPR"), owns 8,568,617 shares of Common Stock as of August 3, 1998. As Chairman and Chief Executive Officer of PPR, Mr. Weinberg may be deemed to beneficially own the 8,568,617 shares owned by REDAM. Mr. Weinberg disclaims beneficial ownership of such 8,568,617 shares and this report shall not be deemed an admission that Mr. Weinberg is the beneficial owner of such securities for any purpose.



     /s/ Serge Weinberg                                        07/31/98
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     ***Signature of Reporting Person                             Date


*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.


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